Exhibit 10.1

THIRD AMENDMENT TO
SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT	Wells Fargo Retail Finance, LLC, Agent

Effective Date:  February 8, 2005
Execution Date:  February 8, 2005

THIS THIRD AMENDMENT (this “Third Amendment”) is made in consideration of the mutual covenants contained herein and benefits to be derived herefrom to the Second Amended and Restated Loan and Security Agreement (the “Loan Agreement”) dated December 21, 2001 entered into by and among WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors, if any, in such capacity, the “Agent” and together with the Lenders, collectively, the “Lender Group”), and, on the other hand, GUITAR CENTER, INC., a Delaware corporation (“GCI”), GUITAR CENTER STORES, INC., a Delaware corporation (“GCS”), and MUSICIAN’S FRIEND, INC., a Delaware corporation (“MFI”; and together with GCI and GCS, referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

BACKGROUND:

The Borrowers and the Lender Group are parties to the Loan Agreement, as amended by a certain Consent and Amendment dated June 9, 2003, and as further amended by a certain Second Amendment dated December 5, 2003.  At this time, the Borrowers and the Lender Group desire to further amend the Loan Agreement.  Accordingly, it is hereby agreed by and between the Borrowers and the Lender Group, as follows:

Part 1.                                   Amendment of Loan Agreement:

The Loan Agreement is amended as follows:

1.                                       The definition of Applicable Base Rate Margin is hereby deleted in its entirety, and the following is inserted in its place:

“Applicable Base Rate Margin” means 0.00 percentage points.

2.                                       The definition of Applicable LIBOR Rate Margin is hereby deleted in its entirety, and the following is inserted in its place:

“Applicable LIBOR Rate Margin” means, as of any date of determination, the margin opposite the applicable Excess Availability level set forth in the grid below; provided, that for the period from December 31, 2004 through June 30, 2005, the Applicable LIBOR Rate Margin shall be 1.00 percentage points:

Excess Availability	Applicable LIBOR Rate Margin
Greater than $20,000,000	1.00 percentage points
Less than or equal to $20,000,000 and greater than $10,000,000	1.25 percentage points
Less than or equal to $10,000,000	1.50 percentage points

The Applicable LIBOR Rate Margin shall be based upon Excess Availability, which will be calculated quarterly on an average daily basis at the end of each fiscal quarter, which calculation shall determine the Applicable LIBOR Rate Margin for the immediately succeeding fiscal quarter.  The applicable margin shall be redetermined quarterly on the date Agent receives the certified calculation of Excess Availability pursuant to Section 6.3(b)(v) hereof.  Anything to the contrary contained herein notwithstanding, any LIBOR Rate Advance that is outstanding on the day on which the Applicable LIBOR Rate Margin changes, shall, until the end of the Interest Period relating to such LIBOR Rate Advance, continue to bear interest at the Applicable LIBOR Rate Margin that was in effect on the date such LIBOR Rate Advance initially was made.

3.                                       The definition of Applicable Prepayment Premium is hereby deleted in its entirety, and the following is inserted in its place:

“Applicable Prepayment Premium” means, as of any date of determination, an amount equal to 0.25% multiplied by the aggregate Revolving Credit Commitments; provided, however, that if the Obligations are prepaid in full in cash with the proceeds of a credit facility in which the Agent acts as agent or a refinancing at least a portion of which is provided by a Wells Fargo commercial banking unit, then the Applicable Prepayment Premium shall be 0.00%.

4.                                       The definition of Applicable Unused Line Multiple is hereby deleted in its entirety, and the following is inserted in its place:

“Applicable Unused Line Multiple” means 0.25%.

5.                                       The definition of Cash Equivalents is hereby deleted in its entirety and the following is inserted in its place:

“Cash Equivalents” means and refers to: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof, in each case maturing within one (1) year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public agency or instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s; (c) commercial paper maturing no more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-2 or better from S&P or P-2 or better from Moody’s; (d) auction rate securities maturing no more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having a rating of A or better from S&P or A or better from Moody’s; (e) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof and either (i) issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia which bank (or the parent company of such bank) has a longer term debt rating of A or better from S&P or A or better from Moody’s, or (ii) in an amount less than or equal to One Hundred Thousand Dollars ($100,000) in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation; (f) repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clauses (a), (b) and/or (c) above entered into with any commercial bank, broker/dealer or other financial institution meeting the requirements specified in clause (e)(i); and

(g) shares of investment companies that are money market funds registered under the Investment Company Act of 1940.

6.                                       The following definition is hereby inserted in its appropriate alphabetical order into Section 1.1:

“Commitment Decrease” has the meaning set forth in Section 2.18.

7.                                       The following definition is hereby inserted in its appropriate alphabetical order into Section 1.1:

“Commitment Increase” has the meaning set forth in Section 2.17.

8.                                       The following definition is hereby inserted in its appropriate alphabetical order into Section 1.1:

“Commitment Increase Date” has the meaning set forth in Section 2.17.

9.                                       7.                                       The following definition is hereby inserted in its appropriate alphabetical order into Section 1.1:

“Commitment Increase Fee” means $50,000.00.

10.                                 The following definition is hereby inserted in its appropriate alphabetical order into Section 1.1:

“Increased Maximum Facility Amount” has the meaning set forth in Section 2.17.

11.           Subsection (c) of the definition of Permitted Acquisition is hereby deleted in its entirety, and the following is inserted in its place:

(c)                                  the aggregate consideration (but excluding consideration paid or payable in Stock of GCI that does not require any cash payment until after the second anniversary of the Maturity Date) paid or payable for Permitted Acquisitions during any fiscal year, after giving effect to the proposed Acquisition, shall not exceed $200,000,000.00,”

12.           The definition of Permitted Investment is hereby deleted in its entirety, and the following is inserted in its place:

Permitted Investments: Means (a) Investments in Cash Equivalents in an amount not to exceed $20,000,000 unless Excess Availability is greater than $25,000,000 at the time such Investment is made, (b) loans and advances to officers and employees of the Obligors in the ordinary course of business, so long as Excess Availability is greater than $25,000,000 at the time such Investment is made, (c) Investments in negotiable instruments for collection, (d) advances made in connection with purchases of goods or services in the ordinary course of business, (e) Permitted Acquisitions, (f) Investments in any Obligor, and (g) other Investments, so long as Excess Availability is greater than $25,000,000 at the time such Investment is made.”

13.                                 The following definition is hereby inserted in its appropriate alphabetical order into Section 1.1:

“Reduction Election” has the meaning set forth in Section 2.18.

14.                                 A new paragraph 2.11(d) is hereby inserted in its appropriate numerical order, as follows:

(d)                                 To the Agent, for the ratable benefit of the Lenders, a Commitment Increase Fee in the amount of $50,000.00, due and payable upon a Commitment Increase.

15.                                 The provisions of Section 2.12(a)(ii) are hereby deleted in their entirety, and the following is inserted in their place:

(ii)                                  the Letter of Credit Usage would exceed $25,000,000.00, or

16.                                 A new paragraph 2.17 is hereby inserted in its appropriate numerical order, as follows:

2.17  Increase in Facility Amounts and Commitments.

(a)                                                          Increase in Maximum Facility Amount.  Provided that no Event of Default has occurred and is continuing, Borrowers shall have the right at any time, on one occasion (subject to Section 2.18(b)(2)) and upon not less than 5 Business Days prior written notice to the Agent, to elect to increase the Maximum Facility Amount by $25,000,000.00 (a “Commitment Increase”) from the existing aggregate amount of $125,000,000.00, to an aggregate amount of $150,000,000.00 (the “Increased Maximum Facility Amount”).  Any such requested increase shall be made to all existing Lenders on a pro rata basis, in accordance with Schedule C-1.

(b)                                                         Increase Conditions.   The Commitment Increase shall not become effective unless and until each of the following conditions have been satisfied:

(1)                                  The Borrowers shall have paid the Agent the Commitment Increase Fee;

(2)                                  A note will be issued at the Borrowers’ expense, to each Lender, to the extent necessary to reflect the new Commitments of such Lenders; and

(3)                                  The Borrowers shall have delivered such other instruments, documents and agreements with respect to the Commitment Increase as the Agent may reasonably have requested.

(c)                                                          Commitment Increase Date.  The Agent shall promptly notify each Lender as to the effectiveness of the Commitment Increase (with the date of such effectiveness being referred to herein as the “Commitment Increase Date”), and at such time (i) the Maximum Facility Amount under, and for all purposes of, this Agreement shall be increased by the aggregate amount of the Commitment Increase, (ii) the increased Commitments set forth on Schedule C-1 shall be deemed effective, without further action,  to reflect the revised Commitments of the Lenders, and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such Increased Maximum Facility Amount.

(d)                                                         Pro Rata Share.  In connection with Commitment Increase hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, the Borrowers shall, in coordination with the Agent, (i) repay outstanding loans of certain Lenders, and obtain loans from certain other Lenders, or (ii) take such other actions as reasonably may be required by the Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding loans pro rata on the basis of their Revolving Credit Commitment (determined after giving effect to the Increased Maximum Facility Amount pursuant to this Section 2.17) ; provided that the Agent and the Lenders agree that no such prepayment shall be required if, as a result thereof, the Borrowers would be obligated to pay Funding Losses pursuant to Section 2.13(c).

17.           The Maturity Date listed in Section 3.4 is hereby deleted in its entirety, and the following Maturity Date is inserted in its place:

“December 16, 2010.”

18.           The provisions of Section 6.2(c) are hereby deleted in their entirety, and the following is inserted in their place:

(c)                          on a quarterly basis and, in any event, by no later than 45 days after the end of each fiscal quarter, and monthly during any period when Excess Availability has not been greater than $25,000,000.00 at all times during the immediately preceding 30 day period, by no later than the 15th day of each month, during the term of this Agreement,

(i)                                     from and after the Receivables Activation Date, a sales journal, collection journal, and credit register since the last such schedule,

(ii)                                  during any period when no Event of Default has occurred and is continuing, a Borrowing Base Certificate setting forth the calculation of the Borrowing Base and demonstrating Borrowers’ compliance with the limitation on Advances set forth in Section 2.1(a)(iii) as of the last day of the immediately preceding month.

19.           The provisions of Section 6.2(d) are hereby deleted in their entirety, and the following is inserted in their place:

(d)                                 Intentionally Left Blank.

20.           The provisions of Section 6.2(e) are hereby deleted in their entirety, and the following is inserted in their place:

(e)                                  such other reports as to the Collateral or the financial condition of the Borrowers as Agent may request from time to time in its Permitted Discretion.

21.           The provisions of Section 6.2(f) are hereby deleted in their entirety, and the following is inserted in their place:

(f)                                    Intentionally Left Blank.

22.           The provisions of Section 6.3(a) are hereby deleted in their entirety, and the following is inserted in their place:

(a)                                  as soon as available, but in any event within 45 days after the end of such month,

(i)                                     for any month during any of GCI’s fiscal years during which Borrower fails, on any day, to maintain Excess Availability of at least $15,000,000, a company prepared balance sheet, income statement, and statement of cash flow covering GCI’s consolidated operations during such period, and

(ii)                                  for any month during any of GCI’s fiscal years during any period when Excess Availability has not been greater than $15,000,000.00 at all times during the immediately preceding 30 day period, a certificate signed by the chief financial officer of Administrative Borrower to the effect that:

(A)                              the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the consolidated financial condition of GCI in all material respects,

(B)                                the representations and warranties of each Obligor contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

(C)                                there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto).

23.                                 The provisions of Section 6.3(f) are hereby deleted in their entirety, and the following is inserted in their place:

(f)                                    Intentionally Left Blank.

24.                                 The provisions of Section 6.4 are hereby deleted in their entirety, and the following is inserted in their place:

6.4                                 Intentionally Left Blank.

25.                                 The provisions of Section 6.16 are hereby deleted in their entirety, and the following is inserted in their place:

6.16                           Projections.  Not later than 90 days after the end of each fiscal year of GCI, deliver to Agent Projections of GCI, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent in its Permitted Discretion, for the forthcoming fiscal year, month by month, certified by the chief financial officer of Administrative Borrower as being such officer’s good faith best estimate of the financial performance of the Obligors during the period covered thereby.

26.                                 The provisions of Section 7.13 are hereby deleted in their entirety, and the following is inserted in their place:

Investments.  Except for Permitted Investments, directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that no Obligor shall have Permitted Investments consisting of Investment Property or Cash Equivalents (other than (x) Investment Property delivered to Agent with undated transfer powers and (y) Cash Equivalents and Investment Property held in the GCS Collection Accounts, the Concentration Accounts, the Designated Accounts or in any other account with respect to which the Agent has entered into a Control Agreement or similar arrangement to perfect Agent’s Lien) in excess of $100,000 outstanding at any one time without the prior written consent of Agent, which consent may be conditioned, at Agent’s election, on such Obligor entering into Control Agreements or similar arrangements governing such Permitted

Investments, as Agent shall determine in its Permitted Discretion, to perfect (and further establish) Agent’s Lien in such Permitted Investments.

Part 2.                                   Ratification of Loan Documents. No Claims against the Agents and the Lenders:

1.                                       Except as provided herein, all terms and conditions of the Loan Agreement and each of the other Loan Documents remain in full force and effect.  The  Borrowers hereby ratify, confirm, and re-affirm all terms and provisions of the Loan Documents.

2.                                       The Borrowers represent and warrant that, no Event of Default exists as of the date of this Third Amendment.

3.                                       The Borrowers acknowledge and agree that there is no basis nor set of facts on which any amount (or any portion thereof) owed by the Borrowers under any Loan Document could be reduced, offset, waived, or forgiven, by rescission or otherwise; nor is there any claim, counterclaim, off set, or defense (or other right, remedy, or basis having a similar effect) available to the Borrowers with regard thereto; nor is there any basis on which the terms and conditions of any of the Obligations could be claimed to be other than as stated on the written instruments which evidence such Obligations.

4.                                       The Borrowers hereby acknowledge and agree that the Borrowers have no offsets, defenses, claims, or counterclaims against the Agents, the Lenders, or their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns with respect to the Obligations, or otherwise, and that if the Borrowers now have, or ever did have, any offsets, defenses, claims, or counterclaims against the Agents, the Lenders, or their respective officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Third Amendment, all of them are hereby expressly WAIVED, and the Borrowers hereby RELEASE the Agents, the Lenders, and their respective officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns from any liability therefor.

Part 3.                                   Miscellaneous:

1.             Capitalized terms used in this Third Amendment which are defined in the Loan Agreement are used as so defined.

2.             This Third Amendment may be executed in counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one agreement.

3.             This Third Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby.  No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

4.             Any determination that any provision of this Third Amendment or any application hereof is invalid, illegal, or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provisions of this Third Amendment.

5.             In connection with the interpretation of this Third Amendment and all other documents, instruments, and agreements incidental hereto:

a.                                       All rights and obligations hereunder and thereunder, including matters of construction, validity, and performance, shall be governed by and construed in accordance with the law of The State of California and are intended to take effect as sealed instruments.

b.                                      The captions of this Third Amendment are for convenience purposes only, and shall not be used in construing the intent of the Agents, the Lenders, and the Borrowers under this Third Amendment.

c.                                       In the event of any inconsistency between the provisions of this Third Amendment and any of the other Loan Documents or other agreements entered into by and between the Agents, the Lenders, and the Borrowers, the provisions of this Third Amendment shall govern and control.

d.                                      The Agents, the Lenders, and the Borrowers have prepared this Third Amendment and all documents, instruments, and agreements incidental hereto with the aid and assistance of their respective counsel.  Accordingly, all of them shall be deemed to have been drafted mutually by the Agents, the Lenders, and the Borrowers and shall not be construed against any party.

e.                                       Upon the execution of this Third Amendment, the Borrowers shall reimburse the Agent and the Lenders for all reasonable costs, expenses, and attorneys’ fees incurred in connection with the negotiation and preparation of this Third Amendment, and all documents, instruments, and agreements incidental hereto.  The Agent is hereby authorized to make an Advance for the purpose of effecting the foregoing reimbursement.

Signatures  follow

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed and delivered as of the date set forth above.

GUITAR CENTER, INC.,
a Delaware corporation

By:	/s/ Bruce L. Ross
Title:	Executive Vice President & Chief Financial Officer

GUITAR CENTER STORES, INC.,
a Delaware corporation

By:	/s/ Bruce L. Ross
Title:	Director

MUSICIAN’S FRIEND, INC.,
a Delaware corporation

By:	/s/ Bruce L. Ross
Title:	Secretary

[signature page continues]

WELLS FARGO RETAIL FINANCE, LLC,
a Delaware limited liability company, as Agent and as a Lender

By:	/s/ Lynn S. Whitmore
Name:	Lynn S. Whitmore
Title:	Vice President

FLEET RETAIL GROUP INC,
formerly known as Fleet Retail Finance Inc., a Delaware corporation, as Documentation Agent and as a Lender

By:	/s/ Christina M. Scott
Name:	Christina M. Scott
Title:	Director

UNION BANK OF CALIFORNIA, N.A.,
as a Lender

By:	/s/ Nancy A. Parkins
Name:	Nancy A. Parkins
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Lawrence Weinstein
Name:	Lawrence Weinstein
Title:	Vice President